Exhibit 10.47

Rhoniel A. Daguro Chief Executive Officer rhondaguro@authid.ai

September 9, 2024

PRIVATE AND CONFIDENTIAL

Erick Soto

_____________________

Re: Employment Offer

Dear Erick:

The management of authID Inc. (the “Company”) takes pleasure in extending you this offer of employment as Chief Product Officer reporting to the Chief Executive Officer of the Company (“CEO”). As part of your responsibilities, you will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

Job Description

Your job responsibilities will include the following:

●	Product Strategy: Build a vision for the future of authID that focuses on digital identity innovation and evangelize this vision with our customers, partners, employees, and analysts.

●	Product Development & Roadmap:

o	Lead and hold the product and engineering teams accountable for delivering the multi-year roadmap that you will set for authID.

o	Develop operational, time-bound plans that align team members to deliverables to achieve all product milestones.

●	GTM Execution: Develop and execute a go-to-market strategy & plan in collaboration with marketing, sales, sales enablement, partnerships, customer success/sales support, and product teams.

●	Cross-functional Collaboration:

o	Partner with sales and marketing teams to shape the narrative, messaging, and positioning for authID’s existing and new product launches.

o	Work with marketing and partnerships teams to develop, curate, and present content to enable sellers and partners on new and existing products.

o	Collaborate with sales, channel sales, and partnerships to build solutions to drive incremental pipe and ACV.

●	Market & Competitive Intelligence: Gather and leverage market analysis, competitive knowledge, and primary and secondary customer research to refine product strategy that includes build/buy/partner and ultimately EOS/EOL strategy and execution.

●	Customer Engagement: Engage directly with customers as a trusted advisor, during pre-sales and post-sales implementations to ensure authID products will help them reach their desired business outcomes.

authID Inc. ● 1580 N. Logan St., Suite 660, Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Erick Soto September 9, 2024 Page 2

●	Team Management & Development: Build and lead a high-performing product and engineering team and leaders, promoting a culture of continuous improvement; and

●	General: Undertake such other responsibilities and tasks as are reasonably assigned to you from time to time by the CEO.

Compensation

Your compensation package shall consist of the following:

(a) Initial base salary of $325,000 per annum, which will be payable semi-monthly in arrears, and subject to all applicable deductions required by law. Your salary will be reviewed by the Company from time to time and may thereafter be increased.

(b) You will also be eligible for an annual target bonus equal to twenty percent (20%) of your base salary (pro-rated for 2024 based on length of employment), based on achievement of performance milestones and targets to be mutually agreed between you and the CEO, within 30 days of commencement of your employment.

(c) At the outset of your employment, , you will be provided with an initial grant of options to purchase 100,000 shares of Common Stock of $0.0001 par value in the Company (“Common Stock”), vesting monthly over the period of 3 years following the commencement of your employment. The grant is subject to approval by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The exercise price of the options shall be equal to the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant, the Exercise Period shall be 10 years and the other terms of the options shall be as set forth in the option grant.

(d) You may be eligible for discretionary equity incentive grants and cash bonus awards, subject to your continued employment and satisfactory job performance, which may be made from time to time, by the Compensation Committee of the Board of Directors of the Company. Terms and conditions of all your equity incentive grants, will be as determined by the Committee and in accordance with the terms of the Company’s equity incentive plan in effect at the time of each such grant.

(e) An Executive Retention Agreement in the form attached hereto as Exhibit “B”.

(f) All payments of compensation made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

With respect to additional terms of your employment, the following will apply:

1.	At Will Employment; Probationary Period. Your employment will start on September 23, 2024, or such other date as we shall agree. There will be an initial three (3) month probationary period for initial assessment of your performance and suitability for the role. While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and may be terminated at any time upon written notice and without prior warning both during and after the probationary period. Further, your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and authorized by the Chief Executive Officer (“CEO”).

authID Inc. ● 1580 N. Logan St., Suite 660, Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Erick Soto September 9, 2024 Page 3

2.	Location and Travel. You will work remotely at home. As part of your duties you will be required to travel as necessary to perform your duties and responsibilities, including visiting Group’s Head Office and other offices in the locations where they may exist from time to time and attending Group personnel and team meetings from time to time.

3.	Working Hours. You will be expected to devote your full time and attention to your employment, to the extent necessary to carry out your duties hereunder. Because of the nature of your position, and as an exempt employee you will be required to work outside of usual working hours, where the circumstances and business needs require it. You shall not engage or be involved in any other business activity without the approval of the CEO.

4.	Paid Time Off. You will be entitled to Paid Time Off in accordance with the provisions of the Company’s Employee Handbook, which has an unlimited reasonable PTO policy, in addition to all public holidays when the office is closed. Vacation may be taken upon reasonable prior notice to the CEO. The Company’s Employee Handbook contains further provisions relating to your entitlement and the taking of Paid Time Off.

5.	Sick & Personal Days. Paid Time Off may be used for sick or personal days. The Company’s Employee Handbook contains further provisions relating to the taking of sick or personal days.

6.	Benefits. You will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. The Company currently offers the benefits that are detailed in the Employee Handbook.

7.	Expense Reimbursement. In accordance with Company policies from time to time, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.	Confidentiality and Assignment of Inventions. As an employee and executive of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit A as a condition of your employment.

9.	Covenant Not to Compete. During the term of this Agreement and, with respect to paragraphs 9(b) and (c) only, for the period of six (6) months after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)	be employed, or engaged as an independent contractor, consultant, or in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist during your employment -- the Group’s businesses currently consist of its biometric identity verification and authentication products and services;

authID Inc. ● 1580 N. Logan St., Suite 660, Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Erick Soto September 9, 2024 Page 4

(b)	whether as an employee, independent contractor, consultant, advisor, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during your employment or on the date of your separation from the Company, with any entity, which is or was a customer of the Group (or was in negotiation to become a customer of the Group), as of or at any time within six (6) months prior to your separation date, nor cause any such customer to enter into any such agreement for competitive services with any third party.

(c)	whether on your own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to your separation date.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

10.	Pre-existing obligations. You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder. To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis. You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you. In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

11.	Governing Law & Jurisdiction. This offer and your employment shall be governed by and construed in accordance with the laws of the State of Florida. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Florida, in connection with any dispute or proceedings arising out of or relating to this offer and your employment, and each of us hereby submits to the exclusive jurisdiction of such courts.

12.	Amendment. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

13.	Other Documents & Training. Your employment is subject to the Employment Handbook and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion. As a condition of your employment you will also be required to enter into certain standard undertakings and consents regarding security, confidentiality and use of the Group’s facilities and property. As part of our objective of continuous improvement and in order to comply with certain customer and audit requirements, you will also be required to undergo training at least annually on various matters including data security. During the first ninety days of your employment, you will also be required to take and pass the “authID University” training program and certification, providing you with the basic information regarding the Company and its products etc., that you’ll need to enable you to be successful. In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks, and by signing this letter you hereby consent to our undertaking such reference and background checks.

authID Inc. ● 1580 N. Logan St., Suite 660, Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Erick Soto September 9, 2024 Page 5

14.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

15.	Severability. If any provision of this letter or the application thereof is held invalid by a court, arbitrator or government agency of competent jurisdiction, you agree that such a determination of invalidity shall not affect other provisions or applications of the letter which can be given effect without the invalid provisions and thus shall remain in full force and effect or application.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return a copy of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

authID Inc.

By:	/s/ Rhoniel A. Daguro
Rhoniel A. Daguro, CEO

AGREED & ACCEPTED:

/s/ Erick Soto
ERICK SOTO	Dated: September 10, 2024

authID Inc. ● 1580 N. Logan St., Suite 660, Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT is entered into as of the date of signature below, between I the undersigned ERICK SOTO with an address at ___________________________________ and authID INC., a Delaware corporation with a place of business at 1580 N. Logan St., Suite 660, Unit 51767, Denver, CO 80203, (the “Company”).

WHEREAS, I have agreed to be an employee of the Company or one of its affiliated entities (collectively referred to herein as the “Company”).

IN CONSIDERATION OF, and as a condition of my employment with the Company (the receipt and sufficiency of which I hereby acknowledge) I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its rights in “Inventions” (as defined in Section 2 below), its “Confidential Information” (as defined in Section 7 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment, including for the avoidance of doubt any such works prepared prior to the date hereof are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

4. Assignment of Inventions. I agree that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

5. Assignment of Other Rights; Moral Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way, at the Company’s cost, to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information that may be disclosed to me by the Company and its officers, employees, shareholders or agents, whether orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or which is otherwise accessible to me, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company including all information received by the Company from third parties, which is subject to an obligation of confidentiality (the “Confidential Information”). Such Confidential Information includes, but is not limited to, Assigned Inventions, computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning the Company and its customers. I hereby acknowledge that all such Confidential Information belongs to the Company (or the respective customer, supplier or third party, which supplied it to the Company).

8. Confidentiality. At all times, both during my employment and after its termination (without limitation in point of time), I will keep and hold all such Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company and except as set forth in Section 10 below. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information and except as set forth in Section 10 below. I agree that I shall at all times comply with the Company’s Information Security Policy and Procedures from time to time in force. I acknowledge that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

9. No Breach of Agreement or Infringement. I represent that my acceptance of the Company’s offer of employment, performance of all the terms of this Agreement and my duties as an employee of the Company will not so far as I am aware breach any invention assignment, proprietary information, confidentiality or similar agreement with any other party, nor infringe the rights of any third party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. I acknowledge that the Company is relying upon my warranty, representation and acknowledgement in this paragraph in offering me employment.

10. Reservation of Rights.

(a) Nothing in this Agreement prohibits me from: (i) making truthful statements or disclosing confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court or competent jurisdiction or an authorized government agency, (ii) cooperating with or participating in any investigation by a governmental agency, (iii) reporting possible violations of federal or state law or regulation to or filing a charge with any governmental agency or entity (including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, Members of Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and the prior authorization or notification of the Company is not needed to make any such reports or disclosures,

(b) I acknowledge that I am hereby notified that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  See 18 U.S.C. § 1833(b)(1).  I have also been notified that federal law provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, subject to certain limitations.  See 18 U.S.C. § 1833(b)(2).  Nothing in this Agreement is intended in any way to limit such statutory rights.

11. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

12. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

13. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws. I hereby submit to the jurisdiction of and consent to suit in the courts, Federal and State located in the State of Florida with respect to any matter or dispute arising out of this Agreement.

14. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

16. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

17. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

18. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to any entity which is my employer. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

19. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SIGNED AS OF THIS October 10, 2024

/s/ Erick Soto
ERICK SOTO

EXHIBIT B

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of _________________ by and between AUTHID INC., a Delaware corporation (the “Company”), and ERICK SOTO (the “Executive”).

WHEREAS, the Executive is being hired as a key employee of the Company and the Company and the Executive desire to enter into this Agreement to encourage the Executive to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control, or certain other terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURPOSE AND TERM

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of (i) a Termination Upon Change of Control or (ii) an Involuntary Termination. Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof beyond the Employment Offer Letter dated as of the date hereof), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason, or this Agreement is terminated by mutual agreement of the parties.

2. TERMINATION UPON CHANGE OF CONTROL

2.1 Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary which shall be paid in a lump sum payment within thirty (30) days following the Termination Date; provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. The severance payment payable hereunder shall be reduced to the extent of the amount of any bonus payable to Executive upon a Change of Control.

2.2 Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans (Collectively “Equity Awards”) shall be accelerated as to 100% of the shares subject to any such Equity Awards granted to the Executive.

2.3 Equity Compensation Exercise. Upon the Executive’s Termination Upon Change of Control, the Exercise Period with respect to vested Shares, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire four (4) years from the date of Termination Upon Change of Control, or at the end of the remaining term of the relevant Equity Award, whichever is the lesser. All other unvested Shares under any such option grants or other Equity Awards not subject to acceleration under Section 2.3 shall lapse and no longer be exercisable as of the date of Termination Upon Change of Control.

2.4 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

3. INVOLUNTARY TERMINATION

3.1 Severance Payment. In the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary, which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code.

3.2 Equity Compensation Exercise. Upon the Executive’s Involuntary Termination, the Exercise Period with respect to vested Shares, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire four (4) years from the date of Involuntary Termination, or at the end of the remaining term of the relevant Equity Award, whichever is the lesser. All other unvested Shares under any such option grants, or other Equity Awards shall lapse and no longer be exercisable as of the date of Involuntary Termination.

3.3 Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

4. FEDERAL EXCISE TAX UNDER SECTION 280G

4.1 Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then such amounts will either be (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such amounts being subject to excise tax pursuant to Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amounts, notwithstanding that all or some portion of such amounts may be taxable under Code Section 4999. If a reduction in the amounts constituting “parachute payments” is necessary so that no portion of such amounts are subject to the excise tax under Code Section 4999, the reduction will occur in the following order: (i) reduction of the cash severance payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduce; (ii) cancellation of accelerated vesting of Equity Award s which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of continued employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more Equity Award s are granted on the same date, each Equity Award will be reduced on a pro-rata basis. Notwithstanding the foregoing, no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

4.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

5. DEFINITIONS

5.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

5.2 “Base Salary” means the greater of (a) if applicable, the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

5.3 “Cause” means:

(a)	the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Company (the “Board”) or Executive’s immediate superior; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such misconduct, or incompetence is of a nature that it is unable to be remedied;

(c)	the Executive willfully failed to comply in a material respect with the Employee Invention Assignment & Confidentiality Agreement, the Company’s Code of Ethics and share dealing code, the Executive’s non-competition agreement, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

(d)	The Executive is convicted of a felony or intentional crime of moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud that the Company reasonably believes would have a material adverse effect on the Company.

5.4 “Change of Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(d)	a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(e)	the dissolution or liquidation of the Company.

5.5 “Company” shall mean AUTHID INC. and, following a Change of Control, any Successor.

5.6 “Company Plans” shall mean the Company’s 2024 Equity Incentive Plan and any employee equity plan that replaces or supplements such plan, as well as any grant of stock options, restricted stock, stock appreciation rights, stock award, or stock purchase offer, which may be made to Executive outside of any such plan.

5.7 “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason, or (5) that would qualify as a Termination Upon Change of Control hereunder.

5.8 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control).

(c)	A material reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s Base Salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control; provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance.

(e)	A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement.

The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.

5.9 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

5.10 “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.

5.11 “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

5.12 “Termination Date” means the date of the termination of the Executive’s employment with the Company.

5.13 “Termination Upon Change of Control” means:

(a)	any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change in Control and in any event within twelve (12) months following the expiration of any Company cure period.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

6. EXCLUSIVE REMEDY

6.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Sections 2 or 3 have been provided to the Executive, except as expressly set forth in this Agreement.

6.2 No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

6.3 Release of Claims. The payment and application of the benefits described in Sections 2 and 3 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company substantially in the form attached hereto as Exhibit 1; provided, however, that the Executive shall not be required to release any rights the Executive may have to any payments and benefits under this Agreement, to be indemnified by the Company or as otherwise provided under this Agreement, or any rights to or under any Shares or Equity Awards then-owned by Executive at the time.

6.4 Non-cumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, with any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control or Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, the Executive waives Executive’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

7. ARBITRATION

7.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

7.2 Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for their own costs and attorneys’ fees.

7.3 Site of Arbitration. The site of the arbitration proceeding shall be in New York, New York.

8. NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, upon delivery by courier or refusal of receipt, or on the next business day after being sent by e-mail, as follows: (a) if to the Company, attention: General Counsel, at the Company’s address at 1580 N. Logan St. Suite 660, Unit 51767, Denver, Colorado 80203 or legal@authid.ai and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

10. MISCELLANEOUS PROVISIONS

10.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

10.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10.3 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

10.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

10.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to where the Executive has their residence or principal office or where they perform their duties hereunder.

10.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

10.7 Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any provision in this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and this Agreement shall be interpreted consistently therewith. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, to the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate and distinct “payments” for purposes of Section 1.409A of the Code. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company makes no representation that any or all of the payments described or referenced in this letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, and Company’s only obligation is to comply with its obligations set forth herein.

10.8 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied). The Executive hereby acknowledges, represents and warrants that they have been individually represented by counsel in negotiating and signing this agreement.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

ERICK SOTO

authID Inc.

By:
Rhoniel A Daguro, CEO

EXHIBIT 1

RELEASE OF CLAIMS

This General Release of all Claims (this “Release”) is entered into on [●], by and between AUTHID INC., a Delaware corporation (the “Company”), and ERICK SOTO (the “Executive”).

In accordance with Section 7.3 of the Executive Retention Agreement by and between the Company and the Executive, effective __________, 2024 (the “Retention Agreement”), in consideration of the payments and benefits to which the Executive is entitled pursuant to the Retention Agreement subject to the execution and non-revocation of this Release, the Executive agrees as follows:

●	General Release and Waiver of Claims.

o	Release. The Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, physical injuries excepted; provided, however, that notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company to pay the amounts due and owing to Executive on the Termination Date or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company; any indemnification or similar rights the Executive has as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; and the Executive’s right to reimbursement of business expenses; any ownership Executive holds in Company Shares and other vested or acquired equity, and rights existing thereunder.

o	Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with their termination to consult with an attorney of their choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Release and to consult with an attorney of their choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release. The Executive also understands that they have seven (7) calendar days following the date on which they sign this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of their revocation of the release and waiver contained in this paragraph.

o	Release of All Claims. The Executive acknowledges, understands and agrees that they may later discover Claims or facts in addition to or different from those which they now knows or believes to be true with respect to the subject matters of this Release, but that it is nevertheless their intention by signing this Release to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

o	Executive agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims. In furtherance of the Executive’s intent, the release in this Release shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

o	No Assignment. The Executive represents and warrants that they have not assigned any of the Claims being released under this Release.

● Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than in respect of any matter described in the proviso to Section 1(a) of this Release (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right they have may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

● Remedies. The Executive understands that by entering into this Release they have will be limiting the availability of certain remedies that they have may have against the Company and limiting also their ability to pursue certain claims against the Company.

● Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

● Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

● Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.

● Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Retention Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT THEY HAVE READ THIS RELEASE AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT THEY HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first set forth below.

EXECUTIVE:

ERICK SOTO

ACKNOWLEDGED AND AGREED

AUTHID INC.

By:
Name:
Title: